EXHIBIT 16

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EXHIBIT 16

September 24, 2009

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Greenville Federal Financial Corporation — File No. 000-51668

Dear Ladies and Gentlemen:

We have read the statements included under Item 4.01(a) in the Form 8-K dated September 23, 2009, of Greenville Federal Financial Corporation (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

/s/ BKD LLP

Cincinnati, Ohio

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